As filed with the Securities and Exchange Commission on February 17, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
United America Indemnity, Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands	98-0417107
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Walker House, 87 Mary Street	United National Insurance Company
KYI — 9002	Three Bala Plaza East, Suite 300
George Town, Grand Cayman	Bala Cynwyd, PA 19004
Cayman Islands	Telephone: (610) 664-1500
(Name, address, including zip code, and telephone number,	(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)	including area code, of agent for service)
Copies to:

Edward S. Best
Philip J. Niehoff
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600
     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price(1)(2)(3)	Registration Fee(2)
Class A common shares, $0.0001 par value(4)	(9)
Preferred shares, $0.0001 par value(5)	(9)
Depositary shares(6)	(9)
Debt securities(7)	(9)
Warrants to purchase Class A common shares or preferred shares	(9)
Warrants to purchase debt securities	(9)
Stock purchase contracts	(9)
Stock purchase units(8)	(9)
Total	$300,000,000	$11,790

(1)	There are being registered under this registration statement such indeterminate number (or, as applicable, principal amount) of Class A common shares, preferred shares, depositary shares, debt securities, warrants to purchase Class A common shares or preferred shares, warrants to purchase debt securities, stock purchase contracts and stock purchase units stock as shall have an aggregate initial offering price not to exceed $300,000,000 or the equivalent amount denominated in one or more foreign currencies. Any securities registered under this registration statement may be sold separately or as units with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of Class A common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. Securities may be issued in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(2)	The registration fee has been calculated in accordance with Section 457(o) of the Securities Act and reflects the offering price rather than the principal amount of any debt securities issued at a discount.

(3)	Unless otherwise indicated in an amendment to this filing, no separate consideration will be received for common shares, preferred shares or debt securities that are issued by United America Indemnity, Ltd. upon conversion or exchange of debt securities, preferred shares or depositary shares registered under this registration statement.

(4)	Also includes the presently indeterminate number of Class A common shares as may be issued (a) upon conversion of or exchange for any debt securities or preferred shares that provide for conversion or exchange into common shares, (b) upon exercise of warrants to purchase Class A common shares or (c) pursuant to stock purchase contracts.

(5)	Also includes the presently indeterminate number of preferred shares as may be issued (a) upon conversion of or exchange for any debt securities that provide for conversion or exchange into preferred shares, (b) upon exercise of warrants to purchase preferred shares or (c) pursuant to stock purchase contracts.

(6)	To be represented by depositary receipts representing an interest in all or a specified portion of a preferred share.

(7)	Subject to note (1), an indeterminate principal amount of debt securities.

(8)	Each stock purchase unit consists of (a) a stock purchase contract under which the holder, upon settlement, will purchase an indeterminate number of Class A common shares and (b) a beneficial interest in debt securities or debt obligations of third parties purchased with the proceeds from the sale of the stock purchase units. Each beneficial interest will be pledged to secure the obligation of the holder to purchase the Class A common shares. No separate consideration will be received for the stock purchase contract or the related beneficial interests.

(9)	Omitted pursuant to General Instruction II.D to Form S-3 under the Securities Act.
          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2009
PRELIMINARY PROSPECTUS
$300,000,000
UNITED AMERICA INDEMNITY, LTD.
Class A Common Shares, Preferred Shares, Depositary Shares, Debt Securities,
Warrants to Purchase Class A Common Shares,
Warrants to Purchase Preferred Shares,
Warrants to Purchase Debt Securities, Stock Purchase Contracts and
Stock Purchase Units

          We may from time to time offer and sell securities that have an aggregate initial offering price of up to $300,000,000 in one or more offerings. We may offer these securities separately or together in any combination and as separate series. This prospectus provides you with a general description of the securities we may offer. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
          Our Class A common shares are traded on the NASDAQ Global Select Market under the symbol “INDM.”
          Investing in our securities involves risks. See “Risk Factors” beginning on page ii of this prospectus.
          This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

          This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”
          As used in this prospectus, unless the context requires otherwise, (i) “United America Indemnity,” “we,” “us,” and “our” refer to United America Indemnity, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its U.S. and non-U.S. subsidiaries and (ii) references to “dollars” and “$”

i

are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the Class A common shares, preferred shares, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
RISK FACTORS
          You should carefully consider the specific risks described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” elsewhere in this prospectus.
FORWARD-LOOKING STATEMENTS
          All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.
          Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:
•	the ineffectiveness of our business strategy due to changes in current or future market conditions;

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices have anticipated;

•	decreased level of demand for our insurance products or increased competition due to an increase in capacity of property and casualty insurers;

•	risks inherent in establishing loss and loss adjustment expense reserves;

ii

•	uncertainties relating to the financial ratings of our insurance subsidiaries;

•	uncertainties arising from the cyclical nature of our business;

•	changes in our relationships with, and the capacity of, our general agents;

•	the risk that our reinsurers may not be able to fulfill obligations;

•	investment performance and credit risk; and

•	uncertainties relating to governmental and regulatory policies.
          The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2007 and other documents that we file with the SEC from time to time. You may obtain copies of these documents as described under the heading “Where You Can Find More Information” elsewhere in this prospectus.
          Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

iii

UNITED AMERICA INDEMNITY, LTD.
          United America Indemnity, through its Insurance and Reinsurance Operations, is one of the leading specialty property and casualty insurers in the industry, as well as a provider of treaty and facultative reinsurance for writers of excess, surplus, and specialty lines of property and casualty insurance, respectively.
Our Insurance Operations
          The United National Insurance Companies (which is comprised of the insurance and related operations conducted by United National Insurance Company and its subsidiaries) and the Penn-America Insurance Companies (which is comprised of the insurance and related operations of Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company) distribute property and casualty insurance products and operate predominantly in the excess and surplus lines marketplace.
          To manage our operations, we differentiate them by product classification. These product classifications are:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
          These product classifications comprise our Insurance Operations business segment and are not considered individual business segments because each product has similar economic characteristics, distribution, and coverages. Our Insurance Operations provide property, general liability, and professional liability products utilizing customized guidelines, rates, and forms tailored to our risk and underwriting philosophy. Our Insurance Operations are licensed to write on a surplus lines (non-admitted) basis and an admitted basis in all 50 U.S. States, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, which provides us with flexibility in designing products, programs, and in determining rates to meet emerging risks and discontinuities in the marketplace.
          We distribute our insurance products through a group of approximately 110 professional general agencies that have specific quoting and binding authority, as well as a number of wholesale insurance brokers who in turn sell our insurance products to insureds through retail insurance brokers.
          Our United National Insurance Companies and Penn-America Insurance Companies are rated “A” (Excellent) by A.M. Best, which assigns credit ratings to insurance companies transacting business in the United States. “A” (Excellent) is the third highest rating of 16 rating categories. These ratings are based upon factors of concern to policyholders, such as capital adequacy, loss reserve adequacy, and overall operating performance, and are not directed to the protection of investors.
Our Reinsurance Operations
          We provide third party treaty and facultative reinsurance for writers of excess and surplus and specialty lines of property and casualty insurance through Wind River Reinsurance Company Ltd. Wind River Reinsurance began offering third party reinsurance in the third quarter of 2006 and entered into its initial third party reinsurance treaty effective January 1, 2007. Wind River Reinsurance also provides reinsurance to our Insurance Operations. Wind River Reinsurance is rated “A” (Excellent) by A.M. Best.
Fourth Quarter 2008 Charges
          In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we perform a test for impairment of goodwill and other definite and indefinite lived assets at least annually. The impairment review is performed annually at December 31. During 2008, we performed impairment reviews of goodwill and other definite and indefinite lived assets during the second and third quarters of 2008 and concluded that goodwill and other definite and indefinite lived assets were not impaired at that time. However, our Quarterly Report on Form 10-Q for the period ended September 30, 2008 noted that if the written premium of Penn-America Group declined below its then current annualized level or if the market value of our stock continued to decline, impairment of goodwill associated with our 2005 merger with Penn-America Group might be necessary. During the fourth quarter of 2008, the written premium of Penn-America Group declined and our market value continued to decline, indicating that goodwill and intangible assets might be impaired. Upon further testing, we concluded that impairment of goodwill and partial impairment of the intangible assets related to the merger with Penn-America Group, Inc. was necessary. As a result, we will record an impairment charge of $92.2 million, net of tax, for the fourth quarter of 2008 related to our 2005 merger with Penn-America Group. The impairment charge of $92.2 million is comprised of a goodwill impairment of $84.3 million and a partial impairment of intangible assets of $12.2 million pretax and $7.9 million after-tax
          In addition, during the fourth quarter of 2008, we had $26.2 million of realized losses mainly due to impairments of our investment portfolio.

          We are a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire our predecessor insurance operations. Our principal executive offices are located at Walker House, 87 Mary Street, KYI

— 9002, George Town, Grand Cayman, Cayman Islands, and our telephone number at that location is (345) 949-0100. Our Internet address is www.uai.ky. Information contained on our website is not incorporated by reference into and does not form a part of this prospectus.
USE OF PROCEEDS
          Unless otherwise disclosed in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include repayment of indebtedness, expansion of the net underwriting capacity of our insurance subsidiaries and acquisitions. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
          For purposes of computing the following ratios, earnings consist of net income (loss) before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals.

		Fiscal year Ended December 31,				Period From September 6, 2003 to December 31, 2003
	Nine Months Ended September 30, 2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	(1)	10.4x	9.5x	7.2x	6.3x	3.1x
Ratio of Earnings to Fixed Charges and Preferred Share Dividends	(1)	10.4x	9.5x	7.2x	6.3x	(2)

(1)	Earnings for the nine months ended September 30, 2008 were insufficient to cover fixed charges and combined fixed charges and preferred share dividends by $31.4 million.

(2)	Earnings for the period from September 6, 2003 through December 31, 2003 were insufficient to cover combined fixed charges and preferred share dividends by $29.3 million.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES
          We may, from time to time, offer under this prospectus, separately or together:
•	Class A common shares,

•	preferred shares, which may be represented by depositary shares as described below,

•	unsecured debt securities,

•	warrants to purchase Class A common shares,

•	warrants to purchase preferred shares,

•	warrants to purchase debt securities,

•	stock purchase contracts to purchase Class A common shares, and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase Class A common shares under the stock purchase contract, any of our debt securities or debt obligations of third parties, including U.S. Treasury securities.
DESCRIPTION OF SHARE CAPITAL
          United America Indemnity’s authorized share capital consists of $100,000 which is divided into 900,000,000 common shares and 100,000,000 preferred shares, each with a nominal or par value of $0.0001 per share. United America Indemnity’s common shares are divided into two classes, Class A common shares and Class B common shares. As of February 5, 2009, there were 25,051,945 Class A common shares and 12,687,500 Class B common shares issued and outstanding.
          We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The following is a summary of material provisions of our memorandum and articles of association insofar as they relate to the material terms of our share capital. The following summary is qualified in its entirety by reference to United America Indemnity’s memorandum and articles of association, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. In this section, the “Company,” “we,” “us” and “our” refer to United America Indemnity and not to any of its subsidiaries.
General
          All shares, whether common or preferred, will be issued fully paid as to nominal or par value and any premium determined by the board of directors at the time of issue and are non-assessable. All shares are to be issued in registered, and not bearer, form, and are issued when registered in the register of shareholders of United America Indemnity. Each registered holder of shares is entitled, without payment, to a certificate representing such holder’s shares. All unissued shares are under control of the board of directors and may be redesignated, allotted or disposed of in such manner as the board of directors may determine.
Common Shares
     General
          As noted above, our common shares are divided into Class A common shares and Class B common shares. Except as set forth under “— Voting Rights and General Meetings” and “— Conversion,” all Class A common shares and Class B common shares rank equal in all respects and have identical rights. The common shares are not entitled to any sinking fund or pre-emptive rights.
     Voting Rights and General Meetings
          Subject to adjustment as described under “— Voting Adjustments,” holders of common shares are entitled to attend general meetings of United America Indemnity and each Class A common share is entitled to one vote and each Class B common share is entitled to ten votes on all matters upon which the common shares are entitled to vote at any general meeting, including the election of directors. Voting at any general meeting of shareholders is by a poll. Our articles of association provide that actions by written consent of shareholders may only be taken if such action is executed by all holders of shares entitled to receive notice of and vote at a general meeting.
          We will hold an annual general meeting of shareholders at such time and place as the board of directors may determine. In addition, the board of directors may convene a general meeting of shareholders at any time upon ten days’ notice. Further, general meetings may also be convened upon written requisition of shareholders holding not less than 50 percent of the votes entitled to be voted at any general meeting, which requisition must state the objects for the general meeting.
          The required quorum for a general meeting of our shareholders consists of shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such general meeting.
          Subject to the quorum requirements referred to in the previous paragraph, any ordinary resolution requires the affirmative vote of a simple majority of the votes cast in a general meeting for shareholder approval while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending our memorandum and articles of association and placing us into voluntary liquidation. Holders of shares entitled to vote at a general meeting have the power, among other things, to elect directors, ratify appointment of auditors and make changes in the amount of our authorized share capital.
          Generally, all shareholders vote together as a single class, except when considering a scheme of arrangement or considering a materially adverse variation of the rights attached to a particular class of shares, in which case, the holders of such class must approve such variation of rights as a class.
     Dividends
          The holders of our common shares are entitled to receive such dividends, which may consist of cash or other property, as may be declared by our board of directors. Any such dividends will be paid equally on Class A common shares and Class B common shares. Any such dividends to be paid in cash may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.
     Liquidation
          In the event of any liquidation, dissolution or winding up, holders of our common shares shall be entitled to receive distributions in proportion to the number of common shares held by such holder, without regard to class. The liquidator in any such liquidation may, upon approval of an ordinary resolution of shareholders and subject to any preferences and priorities of issued share capital, divide among the shareholders in cash or in kind the whole or any part of our assets, determine how such division shall be carried out as between the shareholders or different classes of shareholders and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, upon the approval of an ordinary resolution of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets that would subject the shareholder to liability.

     Conversion
          Each Class B common share is convertible at any time at the option of the holder thereof into one Class A common share. In addition, each Class B common share shall be automatically converted into one Class A common share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to a nominee or affiliate of such holder in a transfer that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the Exchange Act or to a person that already holds Class B common shares.
Redemption
          Each common share may be redeemed upon the approval by both the board of directors and an ordinary resolution of shareholders of any agreement entered into by United America Indemnity relating to a business combination transaction involving United America Indemnity.
          Relevant business combinations would include those effected by stock purchases or other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by our issued and outstanding shares. The terms of such redemption, including the consideration to be received by the holders of common shares in such redemption, which consideration may consist of cash or other property, shall be set forth in the agreement pursuant to which such redemption is to be made and that is approved as provided in the preceding sentence. The consideration to be received by the holders of Class A common shares and Class B common shares in any such redemption is required to be identical. Holders of common shares will not have appraisal or similar rights in any such redemption.
Transfer Restrictions
          Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if the board of directors has reason to believe that as a result of such transfer, any non-de minimis adverse tax, regulatory or legal consequences may occur to us, to any of our subsidiaries or to any of our shareholders.
Acquisition of Common Shares by United America Indemnity
          Under our articles of association and subject to Cayman Islands law, if our board of directors determines that any shareholder’s ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, to any of our subsidiaries or to any of our shareholders, we have the option but not the obligation to require such shareholders to sell to us, or to a third party to which we have assigned our right to repurchase such shares, at fair market value, as determined in the good faith discretion of our board of directors, the minimum number of common shares that is necessary to avoid or cure any such adverse consequences.
Miscellaneous
          Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.
Preferred Shares
          Under our articles of association, preferred shares may be issued from time to time in one or more series as the board of directors may determine. The board of directors has the power, without any vote or action on behalf of shareholders, to fix by resolution the rights and preferences of each series of preferred shares so issued, including:
•	the distinctive designation of such series and the number of preferred shares that will be so designated;

•	the dividend rate and preferences of such series, if any, the dividend payment dates, the periods in which dividends are payable, whether such dividends are to be cumulative and whether such dividends are to be payable in cash or in kind;

•	whether such preferred shares are to be convertible into or exchangeable for common or other shares of United America Indemnity and the conversion price or rate, including any adjustments thereto, at which such conversion or exchange will be effected;

•	the preferences, and the amounts thereof, if any, such preferred shares are entitled to upon winding up, liquidation or dissolution of United America Indemnity;

•	the voting power, if any, of the preferred shares;

•	the redemption terms, transfer restrictions and preemptive rights, if any, of the preferred shares; and

•	such other terms, conditions, special rights and provisions as the board of directors may determine.
          Any or all of the rights and preferences of such preferred shares may be greater than the rights of our common shares, and our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common shares. Subject to the general duty of the board of directors to act in our best interests, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make the removal of our management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A common shares, and may adversely affect the voting and other rights of the holders of common shares.
Voting Adjustments
          In general, and except as provided below, shareholders have one vote for each Class A common share and ten votes for each Class B common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our articles of association, the voting rights exercisable by a shareholder may be limited. In any situation in which the “controlled shares” (as defined below) of a U.S. Person would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person is deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person to exceed the 9.5% limitation as a result of such allocation. In addition, our board of directors may limit a shareholder’s voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences to us, any of our subsidiaries, any shareholder or our affiliates. Our articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their shares prior to any vote to be taken by the shareholders. “Controlled shares” include, among other things, shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended).
          We also have the authority under our articles of association to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be limited or reallocated pursuant to the articles of association. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder’s voting rights.
United America Indemnity’s Board of Directors
          Our articles of association provide that the size of the board of directors shall be determined from time to time by our board of directors, but unless such number is so fixed, our board of directors will consist of 11 directors.

Any directors may be removed prior to the expiration of such director’s term by ordinary resolution or written notice of the shareholders. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth, or written notice delivered to us and signed by one or more of the shareholders that own in the aggregate common shares representing a majority of the voting power of the issued and outstanding common shares.
          Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. In the case of equality of votes, the Chairman of our board of directors shall have the deciding vote. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum.
Tax Liability Resulting from Acts of Shareholders
          Our articles of association provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (1) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (2) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (3) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder’s shares.
Voting of Subsidiary Shares
          Our articles of association provide that if we are required or entitled to vote at a general meeting of any direct non-U.S. subsidiary, other than such a subsidiary that is or has elected to be disregarded from its owners for U.S. federal income tax purposes, our directors shall refer the subject matter of the vote to our shareholders and seek direction from them as to how we should vote on the resolution proposed by such direct non-U.S. subsidiary, other than resolutions regarding any subject matter relating to a U.S. indirect subsidiary.
Insurance Regulation Concerning Change of Control
          Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See “Business — Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as the other documents we file with the SEC from time to time after the date of this prospectus.
Differences in Corporate Law
          The Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated within the United States and their shareholders.
     Mergers and Similar Arrangements
          Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. While Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies commonly referred to in the Cayman Islands as a “scheme of arrangement,” the procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company’s shares who are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued and outstanding. The convening of this meeting and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors’ interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:
•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
          If the scheme of arrangement and reconstruction is approved, a dissenting shareholder would have no rights comparable to appraisal or dissenters’ rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
          In addition, if a third party purchases at least 90.0% of our outstanding shares within a four-month period, the purchaser may, during the following two months, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90.0% of our outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Shareholder Suits
          While our Cayman Islands counsel, Walkers, is aware of only a small number of derivative actions having been brought in the Cayman Islands, such actions are subject to procedural requirements and can only be brought in the following limited circumstances in which:
•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not outside the scope of the company’s corporate authority, could be effected only if authorized by more than a simple majority vote of shareholders;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”
          Class Actions that have been brought as representative actions in the Cayman Islands and are subject to the same procedural constraints.
Indemnification
          Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud or willful default. Our articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of United America Indemnity to the fullest extent allowed by law.

Inspection of Books and Records
     Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of its list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.
Prohibited Sale of Securities Under Cayman Islands Law
          An exempted company such as United America Indemnity that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.
Listing
          Our Class A common shares are listed on the NASDAQ Global Select Market under the symbol “INDM.”
Transfer Agent and Registrar
          The transfer agent and registrar for our common shares is StockTrans Inc.
DESCRIPTION OF THE DEPOSITARY SHARES
General
          We may offer depositary shares, each representing a specified fraction of a share of a particular series of preferred shares. Depositary receipts evidencing depositary shares will be issued to those persons purchasing the fractional shares of the related preferred shares.
          The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among United America Indemnity, a depositary selected by United America Indemnity and the holders of the depositary receipts, whom we refer to in this section as owners. Subject to the terms of the deposit agreement, each owner will be entitled to all the rights and preferences of the preferred shares represented by the depositary share in proportion to the fraction of a preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.
Dividends and Other Distributions
          The depositary will distribute all cash dividends or other distributions received on the related preferred shares to the owners in proportion to the number of depositary shares owned. In the event of a distribution other than in cash, the depositary will distribute property received by it to the owners, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the owners.
Withdrawal of Shares
          Upon surrender of the depositary receipts, unless the related depositary shares have previously been called for redemption, the owner is entitled to delivery of the number of whole shares of the related preferred shares and any money or other property represented by his depositary shares. Holders of the whole preferred shares will not be entitled to exchange the preferred shares for depositary shares. If the delivered depositary receipts evidence a number of depositary shares in excess of the number of whole preferred shares to be withdrawn, the depositary will deliver to the owner a new depositary receipt evidencing this excess number at the same time. In no event will fractional preferred shares be delivered upon surrender of depositary receipts.

Redemption of Depositary Shares
          Whenever we redeem preferred shares held by the depositary, the depositary will redeem the number of depositary shares representing the related preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per preferred share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or us.
Voting the Preferred Shares
          Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice to the record owners of the depositary shares. Each record owner on the record date, which will be the same as the record date for the preferred shares, may instruct the depositary how to exercise its voting rights pertaining to the preferred shares represented by the owner’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the preferred shares represented by these depositary shares in accordance with the instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote preferred shares if it does not receive specific instructions from the record owners.
Amendment and Termination of the Deposit Agreement
          Unless otherwise provided in the applicable prospectus supplement, the form of depositary receipt and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the owners will not be effective unless it has been approved by the owners representing at least a majority, or, in the case of amendments affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3 % of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only:
•	if all outstanding depositary shares have been redeemed;

•	if there has been a final distribution on the preferred shares in connection with any liquidation, dissolution or winding up of United America Indemnity and the distribution has been distributed to the owners; or

•	with the consent of owners representing not less than 66 2/3 % of the depositary shares outstanding.
Charges of Depositary
          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of the preferred shares. Owners will pay all other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.
          The depositary may refuse to transfer a depositary receipt or any withdrawal of preferred shares evidenced by the depositary receipts until all taxes and charges with respect to the receipts or preferred shares are paid by the owners.
Miscellaneous
          The depositary will forward all reports and communications which it receives from us and which we are required to furnish to the holders of the preferred shares.

          Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations will be limited to performance of the duties under the deposit agreement in a manner that does not constitute bad faith, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary or preferred shares unless satisfactory indemnity is furnished.
Resignation and Removal of Depositary
          The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or be an affiliate of such bank or trust company.
DESCRIPTION OF THE DEBT SECURITIES
          The following description sets forth the material terms and provisions of the debt securities. The debt securities will be issued under an indenture, referred to in this prospectus as the indenture, between us and a trustee to be selected by us that will be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.
          The following is a summary of the material terms and provisions of the indenture and the debt securities. You should refer to the form of indenture and the form of debt security for complete information regarding the terms and provisions of the indenture and the debt securities.
General
          The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series. The indenture does not limit the amount of other indebtedness, or debt securities other than secured indebtedness, which we or our subsidiaries may issue.
          Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.
          Because we are a holding company, our rights and the rights of our creditors, including you, as a holder of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over these subsidiaries.
          Each prospectus supplement will describe the following terms of the offered debt securities:
•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•	the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•	whether and under what circumstances we will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the debt securities and, if so, whether and on what terms we will have the option to redeem the debt securities in lieu of paying these additional amounts;

•	whether and on what terms we will have the option to redeem the debt securities in lieu of paying additional amounts in respect of taxes, fees, duties, assessments or governmental charges that might be imposed on you and the terms of the option;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to any debt securities will be payable, where any debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

•	whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•	whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at your option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than denominations of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the debt securities will be paid;

•	whether the principal of, any premium or interest on or any additional amounts on the debt securities will be payable, at our or your election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on or any additional amounts on the debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•	any deletions from, modifications of or additions to the events of default or covenants;

•	whether the provisions described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the debt securities;

•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture.
          We will have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.
          Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the debt securities will initially be payable at the corporate trust office of the trustee or any other office or agency designated by us. Interest on debt securities issued in registered form:
•	may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•	will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date.
          We will designate the initial paying agent, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we are required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.
          Unless otherwise set forth in the applicable prospectus supplement, you may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We are not required to:
•	issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.
          Unless otherwise set forth in the applicable prospectus supplement, we will only issue the debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. If the debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and

U.S. federal income tax considerations applicable to these securities and to payment on and transfer and exchange of these securities, will be described in the applicable prospectus supplement.
          The debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount.
          U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.
          If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.
          Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “—Covenants Applicable to Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries,” the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.
Conversion and Exchange
          The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at our or your option, property or cash, common shares, preferred shares or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.
Global Securities
          The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants as described below.
          The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.
Payment of Additional Amounts
          We will make all payments on the debt securities without withholding of any present or future taxes or governmental charges of the Cayman Islands, referred to as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.
          If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding, will be the same amount provided for in the debt security and the indenture.
          We will not be required to pay any additional amounts for:
•	any tax or governmental charge which would not have been imposed but for the fact that you:
o	were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the taxing jurisdiction or otherwise had some connection with the taxing jurisdiction other than the mere ownership of, or receipt of payment on, the senior debt security;
o	presented the senior debt security for payment in the taxing jurisdiction, unless the debt security could not have been presented for payment elsewhere; or

o	presented the senior debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the senior debt security for payment within the 30-day period;
•	any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

•	any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:
o	to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

o	to make any claim or satisfy any information or reporting requirement, which in either case is required by the taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or
•	any combination of the above items.
          In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the senior debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the senior debt security.
Covenants Applicable to Debt Securities
Limitation on Liens on Stock of Designated Subsidiaries
          Under the indenture, we will covenant that, so long as any debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless we concurrently provide that the debt securities and, if we elect, any other indebtedness that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are obligated, to provide such security, will be secured equally with this indebtedness for at least the time period this other indebtedness is so secured.
          The term “designated subsidiary” means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of our consolidated net worth.
          For purposes of the indenture, the term “indebtedness” means, with respect to any person:
•	the principal of and any premium and interest on:
o	indebtedness for money borrowed; and
o	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;
•	all capitalized lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations (other than the obligations described above), entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by the person of a demand for reimbursement following payment or a letter of credit;

•	all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.
     Limitations on Disposition of Stock of Designated Subsidiaries
          The indenture also provides that, so long as any debt securities are outstanding and except in a transaction otherwise governed by the indenture, we will not issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.
          However, we may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least at fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we own at least 80% or, subject to the provisions described under “—Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board.
Consolidation, Amalgamation, Merger and Sale of Assets
          The indenture provides that we may not:
•	consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person; or

•	permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us;
          unless:

•	the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, the Cayman Islands, Bermuda or any other country that is a member of the Organization for Economic Cooperation and Development;

•	the surviving entity expressly assumes the payment of all amounts on all of the debt securities and the performance of our obligations under the indenture and the debt securities;

•	the surviving entity provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities; and

•	immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.
Events of Default
          Each of the following events will constitute an event of default under the indenture:
•	default in the payment of any interest on, or any additional amounts payable with respect to, any senior debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•	default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any senior debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance, or breach, of any covenant or warranty for the benefit of the holders of the debt securities, and the continuance of this default or breach for a period of 60 days after we have received written notice from the holders;

•	if any event of default under a mortgage, indenture or instrument under which we issue, or by which we secure or evidence, any indebtedness, including an event of default under any other series of debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after we have received written notice;

•	we fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default, which will be described in the applicable prospectus supplement.

          If an event of default with respect to the debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the debt securities, of all outstanding debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.
          In connection with the issuance of any debt securities, the supplemental indenture shall provide that notwithstanding the foregoing, at our election, the sole remedy for the failure by us to comply with the covenant in the indenture requiring us to file with the trustee copies of the reports and other information it files with the SEC (“United America Indemnity’s SEC filing obligations”) and for any failure by us to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), which similarly requires us to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with United America Indemnity’s SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.
          The indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default, the trustee will transmit notice of the default to each holder of the debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any senior debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determines in good faith that the withholding of the notice is in the best interest of the holders.
          If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of the debt securities by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the series.
Modification and Waiver
          We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:
•	change the stated maturity of the principal of, any premium or installment of interest on or any additional amounts with respect to any senior debt security;

•	reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

•	change the obligation of United America Indemnity to pay additional amounts;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions or adversely affect the right of repayment at the option of any holder;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any senior debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of debt securities in specified circumstances;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of debt securities, except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected by the modification;

•	make any change that adversely affects the right to convert or exchange any senior debt security into or for our common shares or other securities, whether or not issued by us, cash or property in accordance with its terms; or

•	modify any of the above provisions.
          We and the trustee may modify or amend the indenture and the debt securities of any series without the consent of any holder in order to, among other things:
•	provide for a successor to United America Indemnity pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to the covenants of United America Indemnity for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon United America Indemnity;

•	provide for a successor trustee with respect to the debt securities of all or any series;

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture, which will not adversely affect the interests of the holders of debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	add any additional events of default with respect to all or any series of debt securities;

•	secure the debt securities;

•	provide for conversion or exchange rights of the holders of any series of debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding.
          The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with specified covenants. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences with respect to the debt securities of that series, except a default:
•	in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of any series affected.
          Under the indenture, we must annually furnish the trustee with a statement regarding our performance of specified obligations and any default in our performance under the indenture. United America Indemnity is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform, or breach of, any covenant or warranty contained in the indenture or the debt securities.
Discharge, Defeasance and Covenant Defeasance
          We may discharge our payment obligations on the debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the indenture, except for certain ministerial obligations, like registering transfers or exchanges of the debt securities, which we refer to as covenant defeasance.
          Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the debt securities on the scheduled due dates.
          We may only do this if, among other things:
•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we have delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by us, a revenue ruling published by the I.R.S. or a change in applicable U.S. federal income tax law occurring after the date of the indenture.
New York Law to Govern
          The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the state of New York.
Information Concerning the Trustee
          The trustee under the indenture will be selected by us and will be named in the applicable prospectus supplement. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.
          Under the indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the indenture and related matters.
DESCRIPTION OF THE WARRANTS TO PURCHASE
CLASS A COMMON SHARES OR PREFERRED SHARES
          The following summary sets forth the material terms and provisions of the Class A common share warrants and preferred share warrants, which would be issued pursuant to a stock warrant agreement between us and a stock warrant agent to be selected at the time of issue.
General
          The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:
•	the offering price, if any;

•	the designation and terms of the Class A common shares or preferred shares purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of Class A common shares or preferred shares purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.
          The Class A common shares or preferred shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and non-assessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.
Exercise of Stock Warrants
          You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the Financial Industry Regulatory Authority, Inc., which we refer to in this prospectus as FINRA, or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the Class A common shares or the preferred shares, as the case may be, a certificate representing the number of Class A common shares or preferred shares purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.
Anti-dilution and Other Provisions
          The exercise price payable, the number of Class A common shares or preferred shares purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:
•	the issuance of a stock dividend to holders of Class A common shares or preferred shares; and

•	a combination, subdivision or reclassification of Class A common shares or preferred shares.
          In lieu of adjusting the number of Class A common shares or preferred shares purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. We may also, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of Class A common shares or preferred shares into which your stock warrants were exercisable immediately prior to this event.
No Rights as Shareholders
          You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of United America Indemnity.
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES
          The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between us and a debt warrant agent to be selected at the time of issue.

General
          The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:
•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of the debt warrant;

•	the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.
          You, as a debt warrant holder, will generally not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the indenture.
Exercise of Debt Warrants
          You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of FINRA or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.
DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
          We may issue stock purchase contracts, representing contracts obligating you to purchase from us, and obligating us to sell to you, a specified number of Class A common shares at a future date or dates. The price per

Class A common share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.
          The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase the Class A common shares under the stock purchase contracts, either:
•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.
          The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.
          The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:
•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION
          We may sell offered securities in any one or more of the following ways from time to time:
•	through agents;

•	to or through underwriters;

•	through dealers; or

•	directly to purchasers.
          The applicable prospectus supplement will set forth the specific terms of the offering of the offered securities, including:
•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the offered securities may be listed, any of which may be changed from time to time.
          The distribution of the offered securities may be effected from time to time:
•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.
          Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the offered securities so offered and sold.
          If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.
          In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.
          We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.
          If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.
          Offers to purchase offered securities may be solicited directly by us, and the sale of the offered securities may be made by us directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.
           Offered securities may also be offered and sold upon the exercise of rights to be granted by us on a pro rata basis to all of our existing security holders of the class of offered securities to which the rights attach. The rights would be issued by us without consideration and may or may not be transferable by the persons receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering.
          Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.
          Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into us, to indemnification by us against some civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.
          We may authorize underwriters or other persons acting as our agents to solicit offers by specified institutions to purchase offered securities from us, pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
          Each series of offered securities will be a new issue and, other than the Class A common shares, which are listed on the NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of offered securities on an exchange and, in the case of the Class A common shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.
          Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS
          Certain matters as to Cayman Islands law will be passed upon for us by Walkers, Cayman Islands. Certain matters as to U.S. federal and New York law in connection with this offering will be passed upon for us by Mayer Brown LLP.
EXPERTS
          The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS
          United America Indemnity is an exempted company incorporated with limited liability under the laws of the Cayman Islands. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and United America Indemnity’s assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against United America Indemnity, or such directors and officers, or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them.
          However, United America Indemnity may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the securities made hereby by serving United National Insurance Company, located at Three Bala Plaza East, Suite 300, Bala Cynwyd, PA 19004, our U.S. agent irrevocably appointed for that purpose.
          We have been advised by Walkers, our Cayman Islands counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if:
•	such judgment is final,

•	for a liquidated sum,

•	not in respect of taxes or a fine or penalty,

•	is not inconsistent with a Cayman Islands judgment in respect of the same matters, and

•	was not obtained in a manner and is not a kind for which the enforcement is contrary to the public policy of the Cayman Islands.
          There is doubt, however, as to whether the courts of the Cayman Islands will (a) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (b) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.
          A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents we file with the SEC under the Exchange Act is 000-50511.
          We are allowed to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on January 23, 2008, January 31, 2008, February 8, 2008, April 10, 2008, December 3, 2008, December 15, 2008 and December 26, 2008; and

•	The description of our Class A common shares contained in the Registration Statement on Form 8-A, filed on December 15, 2003.
Notwithstanding the foregoing, unless expressly incorporated into this prospectus, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement.
          You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:
United America Indemnity, Ltd.
Walker House, 87 Mary Street
KYI — 9002
George Town, Grand Cayman
Cayman Islands
Attention: Investor Relations
Telephone: (345) 949-0100

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$11,790
Accounting fees and expenses	25,000	(1)
Legal fees and expenses	100,000	(1)
Printing fees	25,000	(1)
Rating agency fees	250,000	(1)
Trustee fees and expenses	25,000	(1)
Miscellaneous fees and expenses	38,210	(1)

Total	450,000	(1)

(1)	Estimated.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          The articles of association of the registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful default or fraud.
          The registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

          The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.
ITEM 16. EXHIBITS.
     See the Exhibit Index that immediately follows the signature pages to this registration statement, which is incorporated herein by reference.
ITEM 17. UNDERTAKINGS.
     The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided , however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (e) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (h) The undersigned registrant hereby undertakes that:
          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.
          (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (i) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, United America Indemnity, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands, on the 17th day of February, 2009.

UNITED AMERICA INDEMNITY, LTD.
By:	/s/ Larry A. Frakes
	Name:	Larry A. Frakes
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Position	Date

*	President, Chief Executive Officer and Director

Larry A. Frakes	(Principal Executive Officer)	February 17, 2009

*	Interim Chief Financial Officer
Thomas M. McGeehan	(Principal Financial and Accounting Officer)	February 17, 2009

* Saul A. Fox	Chairman and Director	February 17, 2009

* Seth J. Gersch	Director	February 17, 2009

* Stephen A. Cozen	Director	February 17, 2009

* Robert S. Fleischer	Director	February 17, 2009

* James R. Kroner	Director	February 17, 2009

* Michael J. Marichio	Director	February 17, 2009

* Chad A. Leat	Director	February 17, 2009

*	Authorized Representative in the United
Larry A. Frakes	States	February 17, 2009

* By:	Larry A. Frakes
Attorney-in-fact
S-1

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Form of Underwriting Agreement relating to Class A common shares*

1.2	Form of Underwriting Agreement relating to preference shares and depositary shares*

1.3	Form of Underwriting Agreement relating to debt securities*

3.1	Amended and Restated Memorandum and Articles of Association of United America Indemnity, Ltd., dated September 20, 2007 (incorporated herein by reference to Appendix A of our Definitive Proxy Statement dated August 21, 2007)

4.1	Form of Specimen Certificate for Registrant’s Class A Common Shares (incorporated herein by reference to Exhibit 4.3 of Amendment No. 4 to our Registration Statement on Form S-1 (Registration No. 333-108857) filed on December 15, 2003)

4.2	Form of Indenture of United America Indemnity, Ltd.

4.3	Form of Debt Security of United America Indemnity, Ltd.*

4.4	Form of Certificate of Designations, Preferences and Rights relating to the Preferred Shares of United America Indemnity, Ltd.*

4.5	Form of Deposit Agreement, including the form of depositary receipt*

4.6	Form of Warrant Agreement*

4.7	Form of Share Purchase Contract Agreement*

4.8	Form of Share Purchase Units*

5.1	Opinion of Walkers

5.2	Opinion of Mayer Brown LLP

12.1	Computation of Ratio of Earnings to Fixed Charges**

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Walkers (included in Exhibit 5.1)

23.3	Consent of Mayer Brown LLP (included in Exhibit 5.2)

24.1	Powers of Attorney—United America Indemnity, Ltd.

99.1	Form F-N

*	To be filed by amendment or on Form 8-K and incorporated by reference herein in connection with an offering of securities.

**	To be filed be pre-effective amendment.